As filed with the Securities and Exchange Commission on September 27, 2022

Registration No. 333-267524

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HyreCar Inc.

(Exact name of registrant as specified in its charter)

Delaware	7514	47-2480487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

915 Wilshire Blvd, Suite 1950

Los Angeles, California 90017

(888) 688-6769

(Address, including zip code, and telephone number, including area code,

of principal executive offices)

Joseph Furnari

Chief Executive Officer

915 Wilshire Blvd, Suite 1950

Los Angeles, California 90017

(888) 688-6769

(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bryan N. Wasser

Shashi N. Khiani

Polsinelli PC

2049 Century Park East, Suite 2900

Los Angeles, California 90067

Telephone: (310) 556-1801

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-267524) is filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

SEC Registration Fee		$1,250.59
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

*Estimates not presently known

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all securities sold within the last three years that were not registered under the Securities Act.

On September 7, 2022, we sold 5,789,716 shares of our Common Stock in a private placement to four accredited investors (as defined in Rule 501 under the Securities Act) pursuant to the PIPE Agreement described above. The shares sold pursuant to the PIPE Agreement were sold at a purchase price of $0.8636, which was the average closing price of our Common Stock as reported on Nasdaq for the five trading days immediately prior to the signing of the PIPE Agreement, for total proceeds to us of approximately $5 million. The PIPE Share were not registered under the Securities Act when issued, but will be registered for resale pursuant to certain registration rights granted to the Purchasers.

On August 15, 2022, we issued 539,633 shares of our Common Stock to a single accredited investor, Lincoln Park, upon our execution of the Purchase Agreement as a fee for Lincoln Park’s commitment to purchase shares of our Common Stock under the Purchase Agreement, as described above. These Commitment Shares were not registered under the Securities Act when issued, but are being registered for resale on this Registration Statement on Form S-1.

On August 15, 2022, the Company issued the Promissory Notes to certain executive officers of the Company in the aggregate principal amount of $500,000, as described above. The Promissory Notes accrue interest at a rate of 7% per year on the outstanding principal amounts and will become payable in full one year from the date such amounts are loaned, which has yet to occur. At the discretion of the Company’s Board of Directors, the aggregate unpaid principal amounts, and any unpaid accrued interest, may be convertible into shares of our Common Stock, at a conversion price that is equal to the last reported closing price of our Common Stock on the Nasdaq Capital Market.

On September 2, 2022, we issued the Warrants to two accredited investors, which may be exercised to purchase up to an aggregate of 3,221,630 shares of our Common Stock, at a per share exercise price equal to $1.02. Each Warrant was immediately exercisable for 50% of the underlying shares of our Common Stock, and the remaining shares will vest according to certain vesting criteria. These Securities were not registered under the Securities Act when issued, but will be registered for resale pursuant to certain registration rights granted to such accredited investors.

The sales and issuances described above were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D under the Securities Act as sales to accredited investors. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
3.2	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
3.3

Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Non-Voting Preferred Stock, filed with the Delaware Secretary of State on September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)

4.1	Specimen Stock Certificate evidencing the shares of common stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
4.2	Form of Warrant to Purchase Shares of Common Stock, dated September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
4.3	Form of Warrant to Purchase Shares of Common Stock, dated September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
5.1	Opinion of Polsinelli PC.
10.1+	Employment Agreement between the Company and Joseph Furnari (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.2+	Employment Agreement between the Company and Michael Furnari (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.3+	Employment Agreement between the Company and Serge De Bock (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed on March 15, 2022).
10.4+	Employment Agreement between the Company and Greg Tatem (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 15, 2022)
10.5+	2016 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.6+	2018 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-229222)
10.7+	2021 Equity Incentive Plan and forms of award agreements (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 10, 2021)
10.8

Equity Offering Sales Agreement, dated November 9, 2021, by and among the Company, D.A. Davidson & Co. (incorporated by reference to Exhibit 1.1. to the Registrant’s Current Report on Form 8-K filed on November 9, 2021)

10.9

Form of Common Stock Purchase Agreement, dated August 11, 2022 between the Company and certain Purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.10

Purchase Agreement, dated August 15, 2022, between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.11

Registration Rights Agreement, dated August 15, 2022, between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.12

Performance Guaranty, dated September 2, 2022, by HyreCar Inc., in favor of Wilmington Trust, National Association, for the benefit of the Noteholders as defined therein (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)

23.1	Consent of dbbmckennon, independent registered public accounting firm (incorporated by reference to Exhibit 23.1 to the Registrant’s Registration Statement on Form S-1 filed on September 20, 2022)
23.2	Consent of Polsinelli PC (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated by reference to the signature page to the Registrant’s Registration Statement on Form S-1 filed on September 20, 2022)
107	Fee Table (incorporated by reference to Exhibit 107 to the Registrant’s Registration Statement on Form S-1 filed on September 20, 2022)

+Indicates management contract or compensatory plan.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California on September 27, 2022.

HyreCar Inc.

/s/ Joseph Furnari
By: Joseph Furnari
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Furnari
Joseph Furnari	Chief Executive Officer (Principal Executive Officer)	September 27, 2022

/s/ Serge De Bock
Serge De Bock	Chief Financial Officer (Principal Financial Officer)	September 27, 2022

*
Grace Mellis	Chairman of the Board of Directors	September 27, 2022

*
Brooke Skinner Ricketts	Director	September 27, 2022

*
Michael Root	Director	September 27, 2022

*
Jayaprakash Vijayan	Director	September 27, 2022

* By: /s/ Joseph Furnari

          Joseph Furnari

          Attorney-in-Fact